EXHIBIT 2.3

                    LETTER AGREEMENT RE ADDITIONAL INVESTMENT

      LETTER AGREEMENT (hereinafter referred to as this "Agreement"), dated as of July 24, 1997, by and between GEOKINETICS INC., a Delaware corporation (the "Company"), and BLACKHAWK INVESTORS, L.L.C., a Delaware limited liability company ("Blackhawk").

                              W I T N E S S E T H:

      WHEREAS, pursuant to a Securities Purchase and Exchange Agreement dated July 18, 1997 (the "Purchase Agreement") among the Company, Blackhawk and certain Holders (as defined therein), (i) Blackhawk purchased (A) 5,041,667 shares of Common Stock of the Company, (B) 171,875 shares of Series A Preferred Stock of the Company and (C) a Shadow Warrant to purchase up to an aggregate of 6,512,095 shares of Common Stock, subject to adjustment, for an aggregate purchase price of $5,500,000, and (ii) the Holders exchanged certain 12% Senior Secured Promissory Notes of the Company and certain of its subsidiaries, in the aggregate principal amount of $500,000, for an aggregate of (A) 458,333 shares of Common Stock, (B) 15,625 shares of Series A Preferred Stock and (C) Shadow Warrants to purchase up to an aggregate of 592,009 shares of Common Stock, subject to adjustment;

      WHEREAS, Blackhawk desires to make an additional $1,000,000 investment in the Company, on the same terms as its initial investment, except as otherwise provided herein, and the Company desires to accept such investment on such terms and to issue and sell additional securities to Blackhawk as herein provided.

      NOW, THEREFORE, in consideration of the conditions and mutual agreements hereinafter set forth, the parties hereto agree as follows:

      1. The Company will issue and sell to Blackhawk (i) 100,000 shares of a new series of its authorized Series Preferred Stock, par value $10.00 per share, which Preferred Stock shall be designated as Series B Convertible Preferred Stock (the "Series B Convertible Preferred Stock") and (ii) shadow warrants on the same terms as the Blackhawk Shadow Warrants issued on July 18, 1997, except that the maximum aggregate number of shares of Common Stock issuable thereunder shall be re-calculated to take into account any increase in the number of shares of Common Stock issuable under the Subject Warrants (as defined in the Blackhawk Shadow Warrant) that may result from the issuance of the Series B Convertible Preferred Stock or any conversion thereof into shares of Common Stock (the "New Blackhawk Shadow Warrant"), for an aggregate purchase price (the "Purchase Price") of $1,000,000 (or $10.00 per share of Series B Convertible Preferred Stock). The Series B Convertible Preferred Stock shall have identical terms to the Series A Convertible Preferred Stock, except that the automatic conversion date shall be January 1, 1998 instead of the date of the filing of the Charter Amendment, and the shares of Common Stock issuable upon the date of the filing of the Charter Amendment, and the shares of Common Stock issuable upon the conversion thereof, as well as the shares of Common Stock issuable upon any exercise of the New Blackhawk Shadow Warrant, shall be subject to the terms of the Registration Rights Agreement.
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      2. Blackhawk shall pay the Purchase Price by wire transfer to the
Company's account with Frost National Bank contemporaneously with the execution and delivery of this Letter Agreement and, in consideration thereof, (i) the Company agrees to enter into a new securities purchase agreement and related documentation with Blackhawk as soon as practicable, on substantially the terms and conditions of the Purchase Agreement and other related closing documentation (including, without limitation, certified Board resolutions and opinion of counsel with respect to the authorization and issuance of the securities) MUTATIS MUTANDIS, provided that Series B Convertible Preferred Stock will be issued as provided above in lieu of a combination of Common Stock and Series A Convertible Preferred Stock; and provided further, that at the option of Blackhawk, such closing documentation may take the form of one or more amendments to the Purchase Agreement and related closing documentation in lieu of new agreements; and (ii) the Company agrees to amend the terms of the Holders' Shadow Warrants to increase the aggregate maximum amount of shares of Common Stock issuable thereunder to increase the aggregate maximum amount of shares of Common Stock issuable thereunder to reflect any increase in the number of shares of Common Stock issuable under the Subject Warrants (as defined therein) that may result from the issuance of the Series B Convertible Preferred Stock or any conversion thereof into shares of Common Stock.

      3. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.

      4. No modification of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith.

      5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law or conflicts of law principles.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    GEOKINETICS, INC.

                                    By: /s/ JAY D. HABER
                                          Name:  Jay D. Haber
                                          Title: President

                                    BLACKHAWK INVESTORS, L.L.C.

                                    By:  Blackhawk Capital Partners,
                                           its Managing Member


                                    By: /s/ WILLIAM R. ZIEGLER
                                          William R. Ziegler, Partner